EXHIBIT 8.1

KUTAK ROCK LLP SUITE 2000 124 WEST CAPITOL AVENUE LITTLE ROCK, ARKANSAS 72201-3706 501-975-3000 FACSIMILE 501-975-3001 www.kutakrock.com	ATLANTA CHICAGO DENVER FAYETTEVILLE IRVINE KANSAS CITY LOS ANGELES MINNEAPOLIS OKLAHOMA CITY OMAHA PHILADELPHIA RICHMOND SCOTTSDALE WASHINGTON WICHITA

April 30, 2013

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Ladies and Gentlemen:

We have acted as counsel to Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”), in connection with the preparation and filing of a Registration Statement on Form S-4, (the “Registration Statement”), filed by Buyer with the Securities Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the merger (the “Merger”) of The First National Bank of Shelby, a national banking association with its principal office in Shelby, North Carolina (the “Company”), with and into Bank of the Ozarks, an Arkansas state banking corporation and a direct, wholly-owned subsidiary of Buyer (“Buyer Bank”), pursuant to the Agreement and Plan of Merger dated January 24, 2013 and amended as of February 5, 2013, (the “Merger Agreement”), by and among Buyer, Buyer Bank and Company. This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act. Terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the proxy statement/prospectus and other information included as part of the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below, including, but not limited to, representation letters to us from Buyer, Buyer Bank and Company, as to certain factual matters, dated as of the date hereof (all documents described in this sentence are collectively referred to as the “Documents”).

For purposes of this opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement, (ii) the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) are true and accurate at all relevant

KUTAK ROCK LLP

Bank of the Ozarks, Inc.

April 30, 2013

times (including as of the Effective Time), (iv) the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.

Subject to the assumptions set forth above and the assumptions and qualifications set forth in the discussion in the proxy statement/prospectus forming part of the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger” (the “Discussion”), we are of the opinion that (i) the Merger will constitute a reorganization as described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger – Tax Consequences of the Merger Generally” constitutes our opinion as to the material U.S. federal income tax consequences to Company shareholders resulting from the Merger.

Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate as of the Effective Time, our opinion may change. Our opinion is limited to the federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to the tax consequences of the Merger under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof.

Furthermore, our opinion is not binding on the Internal Revenue Service or any court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus forming part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ KUTAK ROCK LLP